Exhibit 99

FARMERS & MERCHANTS BANCORP
REPORTS RECORD YEAR-END AND FOURTH QUARTER
2006 EARNINGS

Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the year-ending December 31, 2006 of $20.6 million or $25.25 per share, up 13.5% over the prior year. Return on average assets was 1.51%, and return on average equity was 16.16%, an improvement of 90 basis points over the prior year.

The Company also reported record net income of $5.3 million for the quarter ending December 31, 2006, up 12.9% over the comparable quarter of 2005. Earnings per share for the fourth quarter were $6.48, up 14.6% from the fourth quarter of the prior year. Return on average assets for the quarter was 1.52%, and return on average equity was 15.95%.

These results represent the 36th consecutive quarter and 9th consecutive year that Farmers & Merchants Bancorp’s net income increased over the same period the prior year.

Steinwert stated, “The Board of Directors and senior management are extremely pleased with the fourth quarter and full year 2006 results, particularly given the difficult interest rate environment that existed for all banks. The recent slowdown in industry-wide deposit growth has been a major contributor to an increase in overall liability costs, placing pressure on most banks’ net interest margins. F&M’s success in growing per share earnings over 13% in 2006 was a result of our ability to achieve asset growth objectives while maintaining reasonable liability pricing. This strategy successfully resulted in deposit growth of over 8.6% in 2006. As we begin 2007, we will continue to adjust our strategies as necessary to fund our growth goals in the most profitable and sustainable manner.”

Throughout 2006, the Company’s asset quality and capital levels have remained high. Non-performing assets represented only 0.01% of loans outstanding as of December 31, 2006. Additionally, as of December 31, 2006, the Company’s allowance for loan losses was $18.1 million or 1.72% of total loans. At December 31, 2006, the Company’s Total Risk Based Capital Ratio was 12.17%, and the Tier 1 Capital Ratio was 10.40%. Based on these performance measures, Farmers & Merchants Bancorp continues to compare favorably to peer banks.

Exhibit 99

During the 4th quarter of 2006, the Bank opened its flagship commercial branch in Stockton. Steinwert stated, “Our new full-service facility located on March Lane will allow us to serve the growing Stockton community. We are very pleased to have Joe Crane as our Stockton Area Manager and are excited about Joe’s commitment to provide top quality service to the businesses and households in Stockton.”

Also during the fourth quarter of 2006, the Company opened its seventh Lodi location at the new Vintners Shopping Center. This state of the art, full-service branch is strategically located in the path of Lodi’s anticipated future growth. Staffed with seasoned banking professionals, and under the leadership of Manager Wayne Folmer, the branch is already exceeding management’s expectations.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California which also operates as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 21 branch offices conveniently located from Sacramento to Turlock.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.